Exhibit 10.30

CONVERTIBLE PROMISSORY NOTE

Effective Date: February 12, 2015	U.S. $180,000.00

FOR VALUE RECEIVED, National Automation Services, Inc., a Nevada corporation (“Borrower”), promises to pay to Typenex Co-Investment, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), $180,000.00 and any interest, fees, and charges in accordance with the terms set forth herein. This Convertible Promissory Note (this “Note”) is issued and made effective as of February 12, 2015 (the “Effective Date”).

The purchase price for this Note is $125,000.00 (the “Purchase Price”) payable by wire transfer. The initial Outstanding Balance of this Note shall include the Purchase Price, a $50,000.00 original issue discount (“OID”), and $5,000.00 to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note (the “Transaction Expense Amount”). This Note shall be due and payable on the date that is six (6) months from the Effective Date (the “Maturity Date”). For purposes hereof, the term “Purchase Price Date” means the date the Purchase Price is delivered by Lender to Borrower. Certain capitalized terms used herein are defined in Section 21 below.

1.           Prepayment; Interest.

1.1.           No interest shall accrue on the Outstanding Balance of this Note unless and until an Event of Default occurs. Immediately following the occurrence of any Event of Default, interest shall automatically accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law (“Default Interest”).

1.2.           Borrower may repay this Note at any time as set forth in this Section 1.2. This Note shall be deemed paid in full if Borrower pays to Lender the sum of $155,000.00 on or before the date that is 90 days from the Purchase Price Date (meaning Borrower would receive a $25,000.00 discount) (the “Prepayment Opportunity Date”). If Borrower does not repay the entire Outstanding Balance of this Note on or before the Prepayment Opportunity Date, it shall receive no prepayment discount and must pay the entire Outstanding Balance of this Note in full on or before the Maturity Date.

2.           Conversion. Lender has the right at any time following an Event of Default, at its election, to convert (each instance of conversion is referred to herein as a “Conversion”) all or any part of the Outstanding Balance of this Note into shares (“Conversion Shares”) of fully paid and non-assessable Common Stock as per the following conversion formula: the number of Conversion Shares equals the amount being converted (the “Conversion Amount”) divided by the Conversion Price. Conversion notices, in the form attached hereto as Exhibit A (a “Conversion Notice”), under this Note may be effectively delivered to Borrower by any method of Lender’s choice (including but not limited to facsimile, email, mail, overnight courier, or personal delivery), and all Conversions shall be cashless and not require further payment from Lender. If no objection is delivered from Borrower to Lender regarding any variable or calculation of the Conversion Notice within 24 hours of delivery of the Conversion Notice, Borrower shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such Conversion Notice and waived any objection thereto. Borrower shall deliver the Conversion Shares from any Conversion to Lender within three (3) Trading Days of Lender’s delivery of the Conversion Notice to Borrower (the “Delivery Date”).

3.           Conversion Delays. If Borrower fails to deliver Conversion Shares in accordance with the timeframes stated in Section 2, Lender, at any time prior to selling all of those Conversion Shares, may rescind in whole or in part that particular Conversion attributable to the unsold Conversion Shares, with a corresponding increase to the Outstanding Balance (any returned Conversion Amount will tack back to the Purchase Price Date). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the Delivery Date, a late fee equal to the greater of (i) $500.00 per day and (ii) 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the Delivery Date until Conversion Share delivery is made; and such late fee will be added to the Outstanding Balance (such fees, the “Conversion Delay Late Fees”). For illustration purposes only, if Lender delivers a Conversion Notice to Borrower pursuant to which Borrower is required to deliver 50,000 Conversion Shares to Lender and on the Delivery Date such Conversion Shares have a Conversion Share Value of $20,000.00 (assuming a Closing Trade Price on the Delivery Date of $0.20 per share of Common Stock), then in such event a Conversion Delay Late Fee in the amount of $500.00 per day (the greater of $500.00 per day and $20,000.00 multiplied by 2%, which is $400.00) would be added to the Outstanding Balance of this Note until such Conversion Shares are delivered to Lender. For purposes of this example, if the Conversion Shares are delivered to Lender twenty (20) days after the applicable Delivery Date, the total Conversion Delay Late Fees that would be added to the Outstanding Balance would be $10,000.00 (20 days multiplied by $500.00 per day). If the Conversion Shares are delivered to Lender one hundred (100) days after the applicable Delivery Date, the total Conversion Delay Late Fees that would be added to the Outstanding Balance would be $40,000.00 (100 days multiplied by $500.00 per day, but capped at 200% of the Conversion Share Value).

4.           Reservation of Shares. Until all of Borrower’s obligations hereunder are paid and performed in full, Borrower will reserve from its authorized and unissued Common Stock to provide for the issuance of Common Stock upon the full conversion of this Note. Borrower will at all times reserve at least three times the number of shares of Common Stock necessary to convert the total Outstanding Balance of this Note as of any given date (the “Share Reserve”), but in no event shall less than 300,000 shares of Common Stock be reserved for such purpose (the “Transfer Agent Reserve”). Borrower further agrees that it will cause its transfer agent to immediately add shares of Common Stock to the Transfer Agent Reserve in increments of 100,000 shares as and when requested by Borrower or Lender in writing from time to time, provided that such incremental increases do not cause the Transfer Agent Reserve to exceed the Share Reserve. In furtherance thereof, from and after the date hereof and until such time that this Note has been paid in full, Borrower shall require its transfer agent to reserve for the purpose of issuance to Lender pursuant to conversions under this Note a number of shares of Common Stock equal to the Transfer Agent Reserve. Borrower shall further require its transfer agent to hold such shares of Common Stock exclusively for the benefit of Lender and to issue such shares to Lender promptly upon Lender’s delivery of a conversion notice under this Note.

5.           Borrower Representations and Warranties. Borrower represents and warrants to Lender that, as of the date hereof: (i) Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power to own its properties and to carry on its business as now being conducted; (ii) Borrower is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary; (iii) Borrower has registered its Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is obligated to file reports pursuant to Section 13 or Section 15(d) of the 1934 Act; (iv) this Note and the transactions contemplated hereby have been duly and validly authorized by Borrower; (v) this Note has been duly executed and delivered by Borrower and constitutes the valid and binding obligation of Borrower enforceable in accordance with its terms, subject as to enforceability only to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally; (vi) the execution and delivery of this Note by Borrower, the issuance of Conversion Shares in accordance with the terms hereof, and the consummation by Borrower of the other transactions contemplated by this Note do not and will not conflict with or result in a breach by Borrower of any of the terms or provisions of, or constitute a default under (a) Borrower’s formation documents or bylaws, each as currently in effect, (b) any indenture, mortgage, deed of trust, or other material agreement or instrument to which Borrower is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock except as herein set forth, or (c) to Borrower’s knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over Borrower or any of Borrower’s properties or assets; (vii) no authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders or any lender of Borrower is required to be obtained by Borrower for the issuance of this Note or the Conversion Shares to Lender, except such authorizations, approvals and consents that have been obtained; (viii) none of Borrower’s filings with the SEC contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; (ix) Borrower has filed all reports, schedules, forms, statements and other documents required to be filed by Borrower with the SEC under the 1934 Act on a timely basis or has received a valid extension of such time of filing and has filed any such report, schedule, form, statement or other document prior to the expiration of any such extension; (x) Borrower is not, nor has it ever been, a “Shell Company,” as such type of “issuer” is described in Rule 144(i)(1) under the 1933 Act; (xi) with respect to any brokerage commissions, placement agent or finder’s fees or similar payments that will or would become due and owing by Borrower to any person or entity as a result of this Note or the transactions contemplated hereby (“Broker Fees”), any such Broker Fees will be made in full compliance with all applicable laws and regulations and only to a person that is a registered investment adviser or registered broker-dealer; (xii) Lender shall have no obligation with respect to any such Broker Fees or with respect to any claims made by or on behalf of other persons or entities for fees of a type contemplated herein that may be due in connection with the transactions contemplated hereby and Borrower shall indemnify and hold harmless each of Lender, Lender’s employees, officers, directors, stockholders, managers, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorneys’ fees) and expenses suffered in respect of any such claimed or existing fees; and (xiii) Borrower has performed due diligence and background research on Lender and its affiliates including, without limitation, John M. Fife, and, to its satisfaction, has made inquiries with respect to all matters Borrower may consider relevant to the undertakings and relationships contemplated by this Note including, among other things, the following: http://investing.businessweek.com/research/stocks/people/person.asp?personId=7505107&ticker=UAHC; SEC Civil Case No. 07-C-0347 (N.D. Ill.); SEC Civil Action No. 07-CV-347 (N.D. Ill.); and FINRA Case #2011029203701. Borrower, being aware of the matters described in the foregoing clause (xiii), acknowledges and agrees that such matters, or any similar matters, have no bearing on the transactions contemplated by this Note and covenants and agrees it will not use any such information as a defense to performance of its obligations under this Note or in any attempt to avoid, modify or reduce such obligations.

6.           Borrower Covenants. Until all of Borrower’s obligations hereunder are paid and performed in full, or within the timeframes otherwise specifically set forth below, Borrower shall comply with the following covenants: (i) so long as Lender beneficially owns this Note or any Conversion Shares and for at least twenty (20) Trading Days thereafter, Borrower shall file all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the 1934 Act, and shall take all reasonable action under its control to ensure that adequate current public information with respect to Borrower, as required in accordance with Rule 144, is publicly available, and shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination; (ii) the Common Stock shall be listed or quoted for trading on any of (a) NYSE, (b) NASDAQ, (c) OTCQX, or (d) OTCQB; (iii) Borrower shall use the net proceeds received from this Note for working capital and general corporate purposes only; and (iv) when issued, each of the Conversion Shares will be validly issued, fully paid for and non-assessable, free and clear of all liens, claims, charges and encumbrances.

7.           Default.

7.1.           Events of Default. The occurrence of any of the following events shall be an event of default under this Note (each, an “Event of Default”); provided, however, that the occurrence of an event described in Section 7.1(iii) – (xv) shall not be considered an Event of Default if such event is cured within ten (10) Trading Days of its occurrence: (i) Borrower shall fail to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; or (ii) Borrower shall fail to deliver any Conversion Shares in accordance with the terms hereof; or (iii) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; or (iv) Borrower shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; or (v) Borrower shall make a general assignment for the benefit of creditors; or (vi) Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against Borrower; or (viii) Borrower, at any time after the Effective Date, is not DWAC Eligible; or (ix) Borrower shall default or otherwise fail to observe or perform any covenant, obligation, condition or agreement of Borrower contained herein, other than those specifically set forth in this Section 7.1; or (x) Borrower shall become delinquent (without a valid extension from the SEC) in its filing requirements as a fully-reporting issuer registered with the SEC or shall fail to timely file any required quarterly or annual reports or any other filings that are necessary to enable Lender to sell Conversion Shares pursuant to Rule 144; or (xi) any representation, warranty or other statement made or furnished by or on behalf of Borrower to Lender herein or in connection with the issuance of this Note shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or (xii) Borrower shall fail to maintain the Share Reserve as required pursuant to Section 4 above; or (xiii) Borrower effectuates a reverse split of its Common Stock without twenty (20) Trading Days prior written notice to Lender; or (xiv) any money judgment, writ or similar process shall be entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; or (xv) Borrower shall fail to deliver to Lender original signature pages to this Note within five (5) Trading Days of the Purchase Price Date.

7.2.           Cross Default. A breach or default by Borrower of any covenant or other term or condition contained in any Other Agreements shall, at the option of Lender, be considered an Event of Default under this Note, in which event Lender shall be entitled (but in no event required) to apply all rights and remedies of Lender under the terms of this Note. For the avoidance of doubt, all existing and future loan transactions between Borrower and Lender and their respective affiliates will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to Lender.

8.           Remedies. Upon the occurrence of any Event of Default, Borrower shall within one (1) Trading Day deliver written notice thereof via facsimile, email or reputable overnight courier (with next day delivery specified) (an “Event of Default Notice”) to Lender. At any time and from time to time after the earlier of Lender’s receipt of an Event of Default Notice and Lender becoming aware of the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, at any time following the occurrence of any Event of Default, Lender may, at its option, elect to increase the Outstanding Balance by applying the Default Effect (subject to the limitation set forth below) via written notice to Borrower without accelerating the Outstanding Balance, in which event the Outstanding Balance shall be increased as of the date of the occurrence of the applicable Event of Default pursuant to the Default Effect, but the Outstanding Balance shall not be immediately due and payable unless so declared by Lender (for the avoidance of doubt, if Lender elects to apply the Default Effect pursuant to this sentence, it shall reserve the right to declare the Outstanding Balance immediately due and payable at any time and no such election by Lender shall be deemed to be a waiver of its right to declare the Outstanding Balance immediately due and payable as set forth herein unless otherwise agreed to by Lender in writing). Notwithstanding the foregoing, upon the occurrence of any Event of Default described in clauses (iii), (iv), (v), (vi) or (vii) of Section 7.1, the Outstanding Balance as of the date of acceleration shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender. Additionally, following the occurrence of any Event of Default, Borrower may, at its option, pay any Conversion in cash instead of Conversion Shares by paying to Lender on or before the applicable Delivery Date a cash amount equal to the number of Conversion Shares set forth in the applicable Conversion Notice multiplied by the highest intra-day trading price of the Common Stock that occurs during the period beginning on the date the applicable Event of Default occurred and ending on the date of the applicable Conversion Notice. In connection with such acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of this Note until such time, if any, as Lender receives full payment pursuant to this Section 8. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver Conversion Shares upon Conversion of this Note as required pursuant to the terms hereof.

9.           Effect of Certain Events.

9.1.           Adjustment Due to Distribution. If Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to Borrower’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then Lender shall be entitled, upon any conversion of this Note after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to Lender with respect to the shares of Common Stock issuable upon such conversion had Lender been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution.

9.2.           Adjustments for Stock Split. Notwithstanding anything herein to the contrary, any references to share numbers or share prices shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction.

10.           No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments or conversions called for herein in accordance with the terms of this Note.

11.           Ownership Limited to 9.99% of Common Stock Outstanding. Notwithstanding anything to the contrary contained in this Note, if at any time Lender shall or would be issued shares of Common Stock, but such issuance would cause Lender (together with its affiliates) to beneficially own a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance) (the “Maximum Percentage”), then Borrower must not issue to Lender shares of the Common Stock which would exceed the Maximum Percentage. For purposes of this section, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the 1934 Act. The shares of Common Stock issuable to Lender that would cause the Maximum Percentage to be exceeded are referred to herein as the “Ownership Limitation Shares”. Borrower will reserve the Ownership Limitation Shares for the exclusive benefit of Lender. From time to time, Lender may notify Borrower in writing of the number of the Ownership Limitation Shares that may be issued to Lender without causing Lender to exceed the Maximum Percentage. Upon receipt of such notice, Borrower shall be unconditionally obligated to immediately issue such designated shares to Lender, with a corresponding reduction in the number of the Ownership Limitation Shares. Notwithstanding the forgoing, the term “4.99%” above shall be replaced with “9.99%” at such time as the Market Capitalization is less than $10,000,000.00. Notwithstanding any other provision contained herein, if the term “4.99%” is replaced with “9.99%” pursuant to the preceding sentence, such increase to “9.99%” shall remain at 9.99% until increased, decreased or waived by Lender as set forth below. By written notice to Borrower, Lender may increase, decrease or waive the Maximum Percentage as to itself but any such waiver will not be effective until the 61st day after delivery thereof. The foregoing 61-day notice requirement is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Lender.

12.           Rights and Remedies Cumulative. All rights, remedies, and powers conferred in this Note are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Lender may have, whether specifically granted in this Note, or existing at law, in equity, or by statute, and any and all such rights and remedies may be exercised from time to time and as often and in such order as Lender may deem expedient. The parties acknowledge and agree that upon Borrower’s failure to comply with the provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates and future share prices, Lender’s increased risk, and the uncertainty of the availability of a suitable substitute investment opportunity for Lender, among other reasons. Accordingly, any fees, charges, and default interest due under this Note are intended by the parties to be, and shall be deemed, liquidated damages (under Borrower’s and Lender’s expectations that any such liquidated damages will tack back to the Purchase Price Date for purposes of determining the holding period under Rule 144). The parties agree that such liquidated damages are a reasonable estimate of Lender’s actual damages and not a penalty, and shall not be deemed in any way to limit any other right or remedy Lender may have hereunder, at law or in equity. The parties acknowledge and agree that under the circumstances existing at the time this Note is entered into, such liquidated damages are fair and reasonable and are not penalties. All fees, charges, and default interest provided for in this Note are agreed to by the parties to be based upon the obligations and the risks assumed by the parties as of the Effective Date and are consistent with investments of this type. The liquidated damages provisions of this Note shall not limit or preclude a party from pursuing any other remedy available at law or in equity; provided, however, that the liquidated damages provided for in this Note are intended to be in lieu of actual damages.

13.           Arbitration. The parties shall submit all Claims (as defined in the Arbitration Provisions) arising under this Note or other agreements between the parties and their affiliates to binding arbitration pursuant to the arbitration provisions set forth in Exhibit B attached hereto (the “Arbitration Provisions”). The parties hereby acknowledge and agree that the Arbitration Provisions are unconditionally binding on the parties hereto and are severable from all other provisions of this Note. Any capitalized term not defined in the Arbitration Provisions shall have the meaning set forth in this Note. By executing this Note, Borrower represents, warrants and covenants that Borrower has reviewed the Arbitration Provisions carefully, consulted with legal counsel about such provisions (or waived its right to do so), understands that the Arbitration Provisions are intended to allow for the expeditious and efficient resolution of any dispute hereunder, agrees to the terms and limitations set forth in the Arbitration Provisions, and that Borrower will not take a position contrary to the foregoing representations. Borrower acknowledges and agrees that Lender may rely upon the foregoing representations and covenants of Borrower regarding the Arbitration Provisions.

14.           Governing Law. This Note shall be governed by and interpreted in accordance with the laws of the State of Utah for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each party consents to and expressly agrees that exclusive venue for arbitration of any dispute arising out of or relating to this Note or the relationship of the parties or their affiliates shall be in Salt Lake County or Utah County, Utah. Without modifying the parties obligations to resolve disputes hereunder pursuant to the Arbitration Provisions, for any litigation arising in connection with this Note, each party (a) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in Salt Lake County, Utah, (b) expressly submits to the exclusive venue of any such court for the purposes hereof, and (c) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim or objection to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper.

15.           Calculation Disputes. Notwithstanding the Arbitration Provisions, in the case of a dispute as to any determination or arithmetic calculation under this Note, including without limitation, calculating the Outstanding Balance, Conversion Price, Conversion Shares, or VWAP (collectively, “Calculations”), Borrower or Lender (as the case may be) shall submit the disputed Calculations via facsimile or email with confirmation of receipt (a) within two (2) Trading Days after receipt of the applicable notice giving rise to such dispute to Borrower or Lender (as the case may be) or (b) if no notice gave rise to such dispute, at any time after Lender learned of the circumstances giving rise to such dispute. If Lender and Borrower are unable to agree upon such Calculation within two (2) Trading Days of such disputed Calculation being submitted to Borrower or Lender (as the case may be), then Lender shall, within two (2) Trading Days, submit via facsimile the disputed Calculation to Unkar Systems Inc. (“Unkar Systems”). Lender shall cause Unkar Systems to perform the Calculation and notify Borrower and Lender of the results no later than ten (10) Trading Days from the time it receives such Calculation. Unkar Systems’ determination of the disputed Calculation shall be binding upon all parties absent demonstrable error. Unkar Systems’ fee for performing such Calculation shall be paid by the incorrect party, or if both parties are incorrect, by the party whose Calculation is furthest from the correct Calculation as determined by Unkar Systems. In the event Borrower is the losing party, no extension of the Delivery Date shall be granted and Borrower shall incur all effects for failing to deliver the applicable shares in a timely manner as set forth herein. Notwithstanding the foregoing, Lender may, in its sole discretion, designate an independent, reputable investment bank or accounting firm other than Unkar Systems to resolve any such dispute and in such event, all references to “Unkar Systems” herein will be replaced with references to such independent, reputable investment bank or accounting firm so designated by Lender.

16.           Attorneys’ Fees and Cost of Collection. In the event of any arbitration or action at law or in equity to enforce or interpret the terms of this Note, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees, deposition costs, and expenses paid by such prevailing party in connection with arbitration or litigation without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading. If (a) this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note; or (b) there occurs any bankruptcy, reorganization, receivership of Borrower or other proceedings affecting Borrower’s creditors’ rights and involving a claim under this Note; then Borrower shall pay the costs incurred by Lender for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees, deposition costs, and disbursements.

17.           Notices. Any notice required or permitted hereunder (including Conversion Notices) must be in writing and either personally served, sent by facsimile or email, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery. A notice may be sent to a party’s last known address, including the last known address of Borrower set forth in its most recent SEC filing.

18.           Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Lender has the right to have any such opinion provided by its counsel. Lender also has the right to have any such opinion provided by Borrower’s counsel.

19.           Time of the Essence. Time is expressly made of the essence with respect to each and every provision of this Note. If the last day of any time period stated herein shall fall on a Saturday, Sunday or non-Trading Day, then such time period shall be extended to the next Trading Day.

20.           Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower.

21.           Definitions.

21.1.           “Common Stock” means shares of Borrower’s common stock, par value $0.001 per share.

21.2.           “Closing Bid Price” and “Closing Trade Price” means the last closing bid price and last closing trade price, respectively, for the Common Stock on its principal market, as reported by Bloomberg, or, if its principal market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of the Common Stock prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if its principal market is not the principal securities exchange or trading market for the Common Stock, the last closing bid price or last trade price, respectively, of the Common Stock on the principal securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for the Common Stock by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for the Common Stock as reported by OTC Markets Group, Inc., and any successor thereto. If the Closing Bid Price or the Closing Trade Price cannot be calculated for the Common Stock on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Trade Price (as the case may be) of the Common Stock on such date shall be the fair market value as mutually determined by Lender and Borrower. If Lender and Borrower are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved in accordance with the procedures in Section 15. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

21.3.           “Conversion Factor” means 70%, subject to the following adjustments. If at any time after the Effective Date, Borrower is not DWAC Eligible, then the Conversion Factor will automatically be reduced by 5% for all future Conversions under this Note. If at any time after the Effective Date, Borrower is not DTC Eligible, then the Conversion Factor will automatically be reduced by an additional 5% for all future Conversions under this Note. Finally, in addition to the Default Effect, if any Major Default (other than an Event of Default for failure to pay the Outstanding Balance on the Maturity Date) occurs after the Effective Date, the Conversion Factor shall automatically be reduced for this Note for all future Conversions by 5% for each of the first two (2) Major Defaults that occur after the Effective Date (for the avoidance of doubt, each occurrence of any Major Default shall be deemed to be a separate occurrence for purposes of the foregoing reductions in Conversion Factor, even if the same Major Default occurs two (2) separate times). For example, the first time Borrower is not DWAC Eligible, the Conversion Factor for all future Conversions under this Note thereafter will be reduced from 70% to 65%. Following such event, the first time Borrower is not DTC Eligible, the Conversion Factor for all future Conversions under this Note will be reduced from 65% to 60%. By way of a second example, if Borrower remains DWAC Eligible, but there are two (2) separate occurrences of a Major Default pursuant to Section 7.1(x), then for purposes of this example the Conversion Factor for this Note would be reduced from 70% to 65% for the first such occurrence, and then to 60% for the second occurrence.

21.1.           “Conversion Price” means the Conversion Factor multiplied by the average of the three (3) lowest Closing Bid Prices in the twenty (20) Trading Days immediately preceding the applicable Conversion.

21.2.           “Conversion Share Value” means the product of the number of Conversion Shares deliverable pursuant to any Conversion multiplied by the Closing Trade Price of the Common Stock on the Delivery Date for such Conversion.

21.3.           “Default Effect” means a calculation obtained by multiplying the Outstanding Balance as of the date the applicable Event of Default occurred by (i) 10% for each occurrence of any Major Default, or (ii) 5% for each occurrence of any Minor Default, and then adding the resulting product to the Outstanding Balance as of the date the applicable Event of Default occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Event of Default occurred; provided that the Default Effect may only be applied two (2) times hereunder with respect to Major Defaults and two (2) times hereunder with respect to Minor Defaults; and provided further that the Default Effect shall not apply to any Event of Default pursuant to Section 7.1(ii) hereof.

21.4.           “DTC” means the Depository Trust Company.

21.5.           “DTC Eligible” means, with respect to the Common Stock, that such Common Stock is eligible to be deposited in certificate form at the DTC, cleared and converted into electronic shares by the DTC and held in the name of the clearing firm servicing Lender’s brokerage firm for the benefit of Lender.

21.6.           “DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer program.

21.7.           “DWAC” means DTC’s Deposit/Withdrawal at Custodian program.

21.8.           “DWAC Eligible” means that (i) the Common Stock is eligible at the DTC for full services pursuant to DTC’s operational arrangements, including without limitation transfer through DTC’s DWAC system, (ii) Borrower has been approved (without revocation) by the DTC’s underwriting department, (iii) Borrower’s transfer agent is approved as an agent in the DTC/FAST Program, (iv) the Conversion Shares are otherwise eligible for delivery via DWAC; (v) Borrower’s transfer agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC; and (vi) Borrower has previously delivered all Conversion Shares to Lender under this Note via DWAC.

21.9.           “Major Default” means any Event of Default occurring under Sections 7.1(i), (x), or (xii) of this Note.

21.10.           “Mandatory Default Amount” means the greater of (i) the Outstanding Balance divided by the Conversion Price on the date the Mandatory Default Amount is demanded, multiplied by the VWAP on the date the Mandatory Default Amount is demanded, or (ii) the Default Effect.

21.11.           “Market Capitalization” means the product equal to (a) the average VWAP of the Common Stock for the immediately preceding fifteen (15) Trading Days, multiplied by (b) the aggregate number of outstanding shares of Common Stock as reported on Borrower’s most recently filed Form 10-Q or Form 10-K.

21.12.            “Minor Default” means any Event of Default that is not a Major Default.

21.13.           “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

21.14.           “Outstanding Balance” means the Purchase Price (as defined below), as reduced or increased, as the case may be, pursuant to the terms hereof for payment, conversion or otherwise, plus the OID, the Transaction Expense Amount, accrued but unpaid interest, collection and enforcements costs, and any other fees or charges (including without limitation late charges) incurred under this Note.

21.15.           “Trading Day” means any day on which the Common Stock is traded or tradable for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded.

21.16.           “VWAP” means volume weighted average price.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Effective Date set out above.

BORROWER:

National Automation Services, Inc.

By:	/s/ Robert Chance
Name:	Robert Chance
Title:	Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

Typenex Co-Investment, LLC

By: Red Cliffs Investments, Inc., its Manager

By:	/s/ John M Fife
John M. Fife, President

[Signature Page to Convertible Promissory Note]

EXHIBIT A

Typenex Co-Investment, LLC
303 East Wacker Drive, Suite 1040
Chicago, Illinois 60601

Date:
National Automation Services, Inc.
Attn: Robert Chance
8965 S. Eastern Ave., Ste. 120E
Las Vegas, Nevada 89123

CONVERSION NOTICE

The above-captioned Lender hereby gives notice to National Automation Services, Inc., a Nevada corporation (“Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Lender on February 12, 2015 (the “Note”), that Lender elects to convert the portion of the Outstanding Balance of the Note set forth below into fully paid and non-assessable shares of Common Stock of Borrower as of the date of conversion specified below. Such conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Lender in its sole discretion, the Lender may provide a new form of Conversion Notice to conform to the Note.

A.	Date of conversion: ____________
B.	Conversion #: ____________
C.	Conversion Amount: ____________
D.	Average Closing Bid Price: ____ ( average of 3 lowest Closing Bid Price in the preceding 20 Trading Days)
E.	Conversion Factor: ______ (70%, as may be adjusted per the Note)
F.	Conversion Price: ______ (D multiplied by E)
G.	Conversion Shares: _______________ (C divided by F)
H.	Remaining Outstanding Balance of Note: ____________*

* Subject to adjustments for corrections, defaults, and other adjustments permitted by the Note the terms of which shall control in the event of any dispute between the terms of this Conversion Notice and such Note.

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

To the extent the Conversion Shares are not able to be delivered to the Lender electronically via the DWAC system, please deliver all such certificated shares to Lender via reputable overnight courier after receipt of this Conversion Notice (by facsimile transmission or otherwise) to:
_____________________________________
_____________________________________
_____________________________________

[Signature page follows]

Sincerely,

Typenex Co-Investment, LLC

By: Red Cliffs Investments, Inc., its Manager

By:
John M. Fife, President

EXHIBIT B

ARBITRATION PROVISIONS

1.      Dispute Resolution. For purposes of this Exhibit B, the term “Claims” means any disputes, claims, demands, causes of action, liabilities, damages, losses, or controversies whatsoever arising from related to or connected with the transactions contemplated in the Note and any communications between the parties related thereto, including without limitation any claims of mutual mistake, mistake, fraud, misrepresentation, failure of formation, failure of consideration, promissory estoppel, unconscionability, failure of condition precedent, rescission, and any statutory claims, tort claims, contract claims, or claims to void, invalidate or terminate the Note or any of the other transaction documents. The term “Claims” specifically excludes a dispute over Calculations (as defined in the Note). The parties hereby agree that the arbitration provisions set forth in this Exhibit B (“Arbitration Provisions”) are binding on the parties hereto and are severable from all other provisions in the Note or any of the other transaction documents. As a result, any attempt to rescind the Note or declare the Note or any other transaction document invalid or unenforceable for any reason is subject to these Arbitration Provisions. These Arbitration Provisions shall also survive any termination or expiration of the Note.

2.      Arbitration. Except as otherwise provided herein, all Claims must be submitted to arbitration (“Arbitration”) to be conducted in Salt Lake County, Utah or Utah County, Utah and pursuant to the terms set forth in these Arbitration Provisions. The parties agree that the award of the arbitrator shall be final and binding upon the parties; shall be the sole and exclusive remedy between them regarding any Claims, counterclaims, issues, or accountings presented or pleaded to the arbitrator; and shall promptly be payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Any costs or fees, including without limitation attorneys’ fees, incident to enforcing the arbitrator’s award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award shall include Default Interest (as defined in the Note) both before and after the award. Judgment upon the award of the arbitrator will be entered and enforced by a state court sitting in Salt Lake County, Utah. The parties hereby incorporate herein the provisions and procedures set forth in the Utah Uniform Arbitration Act, U.C.A. § 78B-11-101 et seq. (as amended or superseded from time to time, the “Arbitration Act”). Pursuant to Section 105 of the Arbitration Act, in the event of conflict between the terms of these Arbitration Provisions and the provisions of the Arbitration Act, the terms of these Arbitration Provisions shall control.

3.      Arbitration Proceedings. Arbitration between the parties will be subject to the following procedures:

3.1.         Pursuant to Section 110 of the Arbitration Act, the parties agree that a party may initiate Arbitration by giving written notice to the other party (“Arbitration Notice”) in the same manner that notice is permitted under Section 17 of the Note; provided, however, that the Arbitration Notice may not be given by email or fax. Arbitration will be deemed initiated as of the date that the Arbitration Notice is deemed delivered under Section 17 of the Note (the “Service Date”). After the Service Date, information may be delivered, and notices may be given, by email or fax pursuant to Section 17 of the Note. The Arbitration Notice must describe the nature of the controversy, the remedies sought, and the election to commence Arbitration proceedings. All Claims in the Arbitration Notice must be pleaded consistent with the Utah Rules of Civil Procedure.

3.2.          Within ten (10) calendar days after the Service Date, Investor shall select and submit to Borrower the names of three arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such three designated persons hereunder are referred to herein as the “Proposed Arbitrators”). For the avoidance of doubt, each Proposed Arbitrator must be qualified as a “neutral” with Utah ADR Services. Within ten (10) calendar days after Investor has submitted to Borrower the names of the Proposed Arbitrators, Borrower must select, by written notice to Investor, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Borrower fails to select one of the Proposed Arbitrators in writing within such 10-day period, then Investor may select the arbitrator from the Proposed Arbitrators by providing written notice of such selection to Borrower. If Lender fails to identify the Proposed Arbitrators within the time period required above, then Borrower may at any time prior to Lender designating the Proposed Arbitrators, select the names of three arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service by written notice to Lender. Lender may then, within ten (10) calendar days after Borrower has submitted notice of its selected arbitrators to Lender, select, by written notice to Borrower, one (1) of the selected arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Lender fails to select in writing and within such 10-day period one of the three arbitrators selected by Borrower, then Borrower may select the arbitrator from its three previously selected arbitrators by providing written notice of such selection to Lender. Subject to subparagraph 3.12 below, the cost of the arbitrator must be paid equally by both parties; provided, however, that if one party refuses or fails to pay its portion of the arbitrator fee, then the other party can advance such unpaid amount (subject to the accrual of Default Interest thereupon), with such amount added to or subtracted from, as applicable, the award granted by the arbitrator. If Utah ADR Services ceases to exist or to provide a list of neutrals, then the arbitrator shall be selected under the then prevailing rules of the American Arbitration Association. The date that the selected arbitrator agrees in writing to serve as the arbitrator hereunder is referred to herein as the “Arbitration Commencement Date”.

3.3.         An answer and any counterclaims to the Arbitration Notice, which must be pleaded consistent with the Utah Rules of Civil Procedure, shall be required to be delivered to the other party within twenty (20) calendar days after the Service Date. Upon request, the arbitrator is hereby instructed to render a default award, consistent with the relief requested in the Arbitration Notice, against a party that fails to submit an answer within such time period.

3.4.         The party that delivers the Arbitration Notice to the other party shall have the option to also commence legal proceedings with any state court sitting in Salt Lake County, Utah (“Litigation Proceedings”), subject to the following: (i) the complaint in the Litigation Proceedings is to be substantially similar to the claims set forth in the Arbitration Notice, provided that an additional cause of action to compel arbitration will also be included therein, (ii) so long as the other party files an answer to the complaint in the Litigation Proceedings and an answer to the Arbitration Notice, the Litigation Proceedings will be stayed pending an award of the arbitrator hereunder, (iii) if the other party fails to file an answer in the Litigation Proceedings or an answer in the Arbitration Proceedings, then the party initiating Arbitration shall be entitled to a default judgment consistent with the relief requested, to be entered in the Litigation Proceedings, and (iv) any legal or procedural issue arising under the Arbitration Act that requires a decision of a court of competent jurisdiction may be determined in the Litigation Proceedings. Any award of the arbitrator may be entered in such Litigation Proceedings pursuant to the Arbitration Act.

3.5.         Pursuant to Section 118(8) of the Arbitration Act, the parties agree that discovery shall be conducted in accordance with the Utah Rules of Civil Procedure; provided, however, that incorporation of such rules will in no event supersede the Arbitration Provisions set forth herein, including without limitation the time limitation set forth in Paragraph 3.9 below, and the following:

(a)           Discovery will only be allowed if the likely benefits of the proposed discovery outweigh the burden or expense, and the discovery sought is likely to reveal information that will satisfy a specific element of a claim or defense already pleaded in the Arbitration. The party seeking discovery shall always have the burden of showing that all of the standards and limitations set forth in these Arbitration Provisions are satisfied. The scope of discovery in the Arbitration proceedings shall also be limited as follows:

(i)         To facts directly connected with the transactions contemplated by the Note.

(ii)         To facts and information that cannot be obtained from another source that is more convenient, less burdensome or less expensive.

(b)           No party shall be allowed (a) more than fifteen (15) interrogatories (including discrete subparts), (b) more than fifteen (15) requests for admission (including discrete subparts), (c) more than ten (10) document requests (including discrete subparts), or (d) more than three depositions (excluding expert depositions) for a maximum of seven (7) hours per deposition.

3.6.         Any party submitting any written discovery requests, including interrogatories, requests for production, subpoenas to a party or a third party, or requests for admissions, must prepay the estimated attorneys’ fees and costs, as determined by the arbitrator, before the responding party has any obligation to produce or respond.

(a)           All discovery requests must be submitted in writing to the arbitrator and the other party before issuing or serving such discovery requests. The party issuing the written discovery requests must include with such discovery requests a detailed explanation of how the proposed discovery requests satisfy the requirements of these Arbitration Provisions and the Utah Rules of Civil Procedure. Any party will then be allowed, within ten (10) calendar days of receiving the proposed discovery requests, to submit to the arbitrator an estimate of the attorneys’ fees and costs associated with responding to such written discovery requests and a written challenge to each applicable discovery request. After receipt of an estimate of attorneys’ fees and costs and/or challenge(s) to one or more discovery requests, the arbitrator will make a finding as to the likely attorneys’ fees and costs associated with responding to the discovery requests and issue an order that (A) requires the requesting party to prepay the attorneys’ fees and costs associated with responding to the discovery requests, and (B) requires the responding party to respond to the discovery requests as limited by the arbitrator within a certain period of time after receiving payment from the requesting party. If a party entitled to submit an estimate of attorneys’ fees and costs and/or a challenge to discovery requests fails to do so within such 10-day period, the arbitrator will make a finding that (A) there are no attorneys’ fees or costs associated with responding to such discovery requests, and (B) the responding party must respond to such discovery requests (as may be limited by the arbitrator) within a certain period of time as determined by the arbitrator.

(b)            In order to allow a written discovery request, the arbitrator must find that the discovery request satisfies the standards set forth in these Arbitration Provisions and the Utah Rules of Civil Procedure. The arbitrator must strictly enforce these standards. If a discovery request does not satisfy any of the standards set forth in these Arbitration Provisions or the Utah Rules of Civil Procedure, the arbitrator may modify such discovery request to satisfy the applicable standards, or strike such discovery request in whole or in part.

(c)           Discovery deadlines will be set forth in a scheduling order issued by the arbitrator. The parties hereby authorize and direct the arbitrator to take such actions and make such rulings as may be necessary to carry out the parties’ intent for the arbitration proceedings to be efficient and expeditious.

3.7.         Each party may submit expert reports (and rebuttals thereto), provided that such reports must be submitted by the deadlines established by the arbitrator. Expert reports must contain the following: (a) a complete statement of all opinions the expert will offer at trial and the basis and reasons for them; (b) the expert’s name and qualifications, including a list of all publications within the preceding 10 years, and a list of any other cases in which the expert has testified at trial or in a deposition or prepared a report within the preceding 10 years; and (c) the compensation to be paid for the expert’s report and testimony. The parties are entitled to depose any other party’s expert witness one time for no more than 4 hours. An expert may not testify in a party’s case-in-chief concerning any matter not fairly disclosed in the expert report.

3.8.         All information disclosed by either party during the Arbitration process (including without limitation information disclosed during the discovery process) shall be considered confidential in nature. Each party agrees not to disclose any confidential information received from the other party during the discovery process unless (i) prior to or after the time of disclosure such information becomes public knowledge or part of the public domain, not as a result of any inaction or action of the receiving party, (ii) such information is required by a court order, subpoena or similar legal duress to be disclosed if such receiving party has notified the other party thereof in writing and given it a reasonable opportunity to obtain a protective order from a court of competent jurisdiction prior to disclosure; or (iii) disclosed to the receiving party’s agents, representatives and legal counsel on a need to know basis who each agree in writing not to disclose such information to any third party. Pursuant to Section 118(5) of the Arbitration Act, the arbitrator is hereby authorized and directed to issue a protective order to prevent the disclosure of privileged information and confidential information upon the written request of either party.

3.9.         The parties hereby authorize and direct the arbitrator to take such actions and make such rulings as may be necessary to carry out the parties’ intent for the arbitration proceedings to be efficient and expeditious. Pursuant to Section 120 of the Arbitration Act, the parties hereby agree that an award of the arbitrator must be made within 150 days after the Arbitration Commencement Date. The arbitrator is hereby authorized and directed to hold a scheduling conference within ten (10) calendar days after the Arbitration Commencement Date in order to establish a scheduling order with various binding deadlines for discovery, expert testimony, and the submission of documents by the parties to enable the arbitrator to render a decision prior to the end of such 150-day period. The Utah Rules of Evidence will apply to any final hearing before the arbitrator.

3.10.                 The arbitrator shall have the right to award or include in the arbitrator’s award any relief which the arbitrator deems proper under the circumstances, including, without limitation, specific performance and injunctive relief, provided that the arbitrator may not award exemplary or punitive damages.

3.11.                 If any part of these Arbitration Provisions is found to violate applicable law or to be illegal, then such provision shall be modified to the minimum extent necessary to make such provision enforceable under applicable law.

3.12.                 The arbitrator is hereby directed to require the losing party to (i) pay the full amount of any unpaid costs and fees of the arbitrator, and (ii) reimburse the prevailing party the reasonable attorneys’ fees, arbitrator costs, deposition costs, and other discovery costs incurred by the prevailing party.

[Remainder of page intentionally left blank]